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                              EMPLOYMENT AGREEMENT
                                   (PRESIDENT)


     Nurescell, Inc., a Nevada corporation with its principal place of business located at 1400 Bristol Street North, Suite 240, Newport Beach, California ("Employer") and William Wilson whose resident address is 10101 Wilshire Boulevard, Los Angeles, CA 90024 ("Employee") in consideration of the mutual promises and covenants made herein and other valuable consideration agree as follows:

                                    ARTICLE 1.  ENGAGEMENT

1.1 TITLE, BOARD MEMBERSHIPS. Employer hereby engages Employee and Employee hereby accepts employment with Employer, to perform Employee's services as President of Employer and such other services as may be required of Employee under this Agreement, on the terms and conditions hereinafter set forth. Employee further agrees to accept election and to serve during all or any part of the Term (as that Term is defined in Section 2 hereof) of this Agreement as an officer and/or director of Employer and of any subsidiary or affiliate of Employer, without compensation therefor, except as set forth in this Agreement, if elected to any such position by the shareholders of Employer or by the Board of Directors of Employer (the "Board") or of any subsidiary or affiliate, as the case may be.

1.2 DUTIES, PLACE OF EMPLOYMENT. Employee shall perform all duties customarily performed by Employees employed in the capacity of President of companies engaged in the business of Employer and shall use and devote his full time and efforts in the discharge of his duties. Employee shall perform his duties at Employer's principal offices in Newport Beach, California, but shall travel to and from such address as may be reasonably required in the performance of such duties. Subject to the terms of this Agreement, Employee shall comply promptly and faithfully with Employer's reasonable instructions, directions, requests, rules and regulations. Employer shall not be deemed to have waived the right to require Employee to perform any duties hereunder by assigning Employee to any other duties or services.

1.3 "EMPLOYMENT TERM" DEFINED. "Employment term" refers to the entire period of employment of Employee by Employer, whether for the periods provided above, or whether terminated earlier as hereinafter provided or


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     extended by mutual agreement between Employer and Employee.


                           ARTICLE 2.  DUTIES AND OBLIGATIONS OF EMPLOYEE

2.1 DUTIES, PLACE OF EMPLOYMENT. Employee shall perform all duties customarily performed by Employees employed in the capacity of President of companies engaged in the business of Employer and shall use and devote his full time and efforts in the discharge of his duties. Employee shall perform his duties at Employer's principal offices in Newport Beach, California, but shall travel to and from such address as may be reasonably required in the performance of such duties.

2.2 MATTERS REQUIRING CONSENT OF BOARD OF DIRECTORS. Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

     (1)  Borrow on behalf of Employer.

     (2)  Permit any customer of Employer to become indebted to Employer.

     (3) Purchase capital equipment for amounts in excess of the amounts budgeted for expenditure by the Board of Directors.

     (4)  Sell any single capital asset of Employer.

     (5) Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated without the prior written approval of the Board of Directors.

     (6) Commit Employer to the expenditure of more than $10,000 for any purpose without the prior written approval of the Board of Directors.

2.3  DEVOTION TO EMPLOYER'S BUSINESS.

     (a) Employee shall devote his entire productive time, ability, and attention to the business of Employer during the term of this contract.

     (b) Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person


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          or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors.

     (c) This agreement shall not prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement. However, Employee shall not directly or indirectly acquire, hold, or retain any interest in any business competing with or similar in nature to the business of Employer.

2.4  COMPETITIVE ACTIVITIES.

     (a) During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

     (b) Employee agrees that during the term of this contract and for a period of one (1) year after termination of this agreement, Employee shall not directly or indirectly solicit, hire, recruit, or encourage any other employee of Employer to leave Employer.

2.5 UNIQUENESS OF EMPLOYEE'S SERVICES. Employee represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee therefore expressly agrees that Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

2.6 INDEMNIFICATION FOR NEGLIGENCE OR MISCONDUCT. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the negligence or misconduct of Employee.


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2.7  TRADE SECRETS.

     (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with financial, personnel, sales, scientific, technical and other information regarding formulas, patterns, compilations, programs, devices, methods, techniques, operations, plans and processes that are owned by Employer, actually or potentially used in the operation of Employer's business, or obtained from third parties under an agreement of confidentiality, and that such information constitutes Employer's "trade secrets."

     (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose in writing, orally or by electronic means, any trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment.

     (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure in writing, orally or by electronic means, of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's actual or potential work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

     (d) Employee further agrees that all files, records, document, drawings, specifications, equipment, software, and similar items whether maintained in hard copy or on line relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall not be removed from the premises or, if kept on-line, from the computer systems of Employer without the prior written permission of the Board of Directors.



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                             ARTICLE 3. TERM

     The term ("Term") of this Agreement shall commence as of the date hereof and shall continue until August 31, 2000 and thereafter shall automatically renew for consecutive six month term unless (i) terminated by written notice given by either party to the other at least thirty (30) days prior to the end of the initial term or any subsequent one year term or (ii) terminated sooner pursuant to Section 6 of this Agreement. If the Term is extended pursuant to this Section 3, during such period of extension Employer shall pay Employee all compensation to which Employee is entitled under this Agreement.

                             ARTICLE 4. COMPENSATION

     During the Term as full compensation for all services to be performed by Employee pursuant to this Agreement, Employer agrees to pay Employee the base salary and bonuses set forth in this Section 4, in addition to such other benefits and compensation as are provided elsewhere in this Agreement.

4.1 BASE SALARY. Employee shall be entitled to an annual base salary of One Hundred Forty-Four Thousand Dollars ($144,000.00). The base salary shall be paid to Employee twice a month during the Term.

4.2 COMMITMENT PAYMENTS. As further consideration for the commitment and obligations of Employee hereunder, Employer shall issue to Employee, One Hundred Thousand (100,000) shares of Employer's stock at the end of every six (6) month period of employment, with the first issuance of shares made on or before August 31, 2000 and every six (6) months thereafter during the term of this Agreement. In addition, Employee will receive a stock option for the purchase of Two Hundred Fifty Thousand (250,000) shares of Employer's stock at the option price of $.75 per share, exercisable on the anniversary date of each year of employment, commencing the first year of employment and ending upon termination of this Agreement or August 31, 2000 whichever sooner occurs. Notice of the exercise of any option rights hereunder must be given no earlier than thirty (30) days prior to the anniversary date and no later than seven (7) days after such anniversary date. It is understood, however, that all said shares are to be deemed "restricted shares" and are received for Employee's own account and not with a view to or for sale in connection with any distribution of said shares. All such rights under this Agreement shall be deemed personal and not subject to transfer or assignment by Employee. To the extent that any such rights become the subject of a


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     stock option plan of the Employer, Employee shall be subject to all terms and conditions thereof. Notwithstanding the foregoing, to the extent not previously exercisable, the stock option shall become exercisable in its entirety in the event that (i) there occurs a Change in Control of Employer (as defined herein), (ii) Employer concludes the sale of substantially all of its assets other than in a transaction which is intended primarily to effect a corporate reorganization without material change in beneficial ownership of the material business of Employer, or (iii) Employee is terminated by Employer other than for Cause (as hereinafter defined). Employee understands that the shares of common stock acquired hereunder will not be registered under federal and state securities laws and may not be transferred without registration thereunder or pursuant to an exemption therefrom and will bear or legend to that effect.

4.3 BONUS. Nothing herein contained shall preclude the Board of Directors of Employer from authorizing the payment to Employee of a bonus, whether in cash or capital stock, based upon Employee's performance or other reasonable criteria. The payment of such additional compensation shall not operate as an amendment obligating Employer to make any similar payment or to pay additional compensation at any future time or for any future period or be deemed to affect the base salary in any manner.

4.4  ADDITIONAL BENEFITS.

     (a) MEDICAL INSURANCE. Employer shall provide Employee during the Term with group accident, medical, dental and hospital insurance coverage, provided however, that such insurance shall only be provided when determined by the Board of Directors to be within the financial resources of the Company.

     (b) BENEFITS GENERALLY OFFERED. In addition to any other compensation or benefits to be received by Employee pursuant to the terms of this Agreement, Employee shall be entitled to participate, to the extent allowable in accordance with his status, in all employee benefits offered from time to time by Employer to its senior officers; including, but not limited to, stock option plans, group life, disability and any other insurance and profit sharing plans.


                             ARTICLE 5. VACATION

     Employee shall be entitled to two (2) weeks paid vacation for each year worked during the Term.


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                             ARTICLE 6. TERMINATION

6.1  TERMINATION FOR CAUSE

     (a) Employer reserves the right to terminate this agreement if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement, or commits acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude, that would prevent the effective performance of his duties.

     (b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

     (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of relevant facts.

     (d) Termination under this section shall be considered "for cause" for the purpose of this agreement.

6.2  TERMINATION WITHOUT CAUSE

     (a)  This agreement shall be terminated upon the death of Employee.

     (b) Employer reserves the right to terminate this agreement if Employee suffers any physical or mental disability that would prevent the performance of his essential job duties under this agreement, unless reasonable accommodation can be made to allow Employee to continue working. Such a termination shall be effected by giving fifteen (15) days written notice of termination to Employee.

     (c) Termination under this section shall not be considered "for cause" for the purposes of this agreement.


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6.3  EFFECT OF MERGER, TRANSFER OF ASSETS, OR DISSOLUTION.

     (a) This agreement shall be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.

     (b) Termination under this section shall not be considered "for cause" for the purposes of this agreement.

                        ARTICLE 7. PAYMENTS UPON TERMINATION OF
                                   EMPLOYMENT

     PAYMENTS. In the event of the termination of Employee's employment under this Agreement by Employer, other than termination for "Cause," or if Employee voluntarily terminates his employment within 90 days prior to or 180 days after a Change of Control (the "Change of Control Period"), Employee shall have no duty to mitigate and Employer shall upon such termination pay to Employee (i) three months base salary and (ii) continue payment of health benefits for a period of three months (together, the "Severance Benefits"), provided, however, if Employer terminates Employee's employment during the Change of Control Period, then Employer shall pay Employee Severance Benefits for a period of one year.

                        ARTICLE 8. EMPLOYEE'S REPRESENTATIONS AND
                                   WARRANTIES

         Employee hereby warrants and represents to Employer and Employer as follows, each of which representation and warranty is material and is being relied upon by Employer and Employer and each of which is true at and as of the date hereof:


8.1 EMPLOYEE'S KNOWLEDGE. that Employee has a pre-existing business or personal relationship with Employer, that he is aware of the business affairs and financial condition of Employer. Employee acknowledges that Employer has made available to Employee the opportunity to ask questions and receive answers from Employer and that Employee could be reasonably assumed to have the capacity to protect his own interests in connection with entering into this agreement.


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8.2  NO INCONSISTENT OBLIGATIONS. Employee is under no contractual or other restriction or obligation, compliance with which is inconsistent with the execution of this Agreement, the performance of Employee's obligations hereunder or the other rights of Employer hereunder; and

8.3 NO INFIRMITY. Employee is under no physical or mental disability that would hinder the performance of Employee's obligations under this Agreement.

                             ARTICLE 9. PERSONAL NATURE

     This Agreement is personal, being entered into upon the singular skill, qualifications and experience of Employee. Employee shall not assign this Agreement or any rights, benefits, duties or obligations hereunder without the express written consent of Employer. Employee hereby grants to Employer the right to use Employee's name, likeness and/or biography in connection with the services performed by Employee hereunder and in connection with the advertising or exploitation of any project with respect to which Employee performs services hereunder.

                             ARTICLE 10. NOTICES

     Any and all notices or other communications required or permitted by this Agreement or by law shall be deemed duly served and given when actually received by personal delivery or by certified mail, return receipt requested, with first class postage prepaid thereon, to the party to whom such notice or communication is directed, addressed as follows:

                  EMPLOYER:                 NURESCELL INC.
                                            1400 Bristol Street North, Suite 240
                                            Newport Beach, CA  92660

                  EMPLOYEE:                 WILLIAM WILSON
                                            10101 Wilshire Boulevard
                                            Los Angeles, CA  90024


     Each of the parties hereto may change its address for purposes of this
Section 11 by giving written notice of such change in the manner provided for in this Section 11.





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                             ARTICLE 11. GOOD FAITH

     All approvals and consents required to be given by any party to this Agreement shall be given or withheld in good faith and may not be unreasonably withheld. Each party hereto shall use due diligence in its attempt to accomplish any act required to be accomplished by that party.

                             ARTICLE 12. ATTORNEY'S FEES AND EXPENSES

     In the event that it should become necessary for any party to this Agreement to bring an action, including any agreed upon arbitration, either at law or in equity, to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys' fees and expenses as a part of any judgment therein, in addition to any other award which may be granted.

                             ARTICLE 13. APPLICABLE LAW/VENUE

     This Agreement is executed and intended to be performed in the State of California and the laws of such state shall govern its interpretation and effect. If suit is instituted by any party hereto by any other party hereto for any cause or matter arising from or in connection with the respective rights or obligations of the parties hereunder, the sole jurisdiction and venue for such action shall be the Superior Court of the State of California in and for Orange County.

                             ARTICLE 14. INTEGRATED AGREEMENT

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement.

                             ARTICLE 15. SEVERABILITY

     Any provision in this Agreement which is, by competent judicial authority, declared illegal, invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without invalidating the remaining provisions hereof or affecting the legality, validity or enforceability of such provision in any other jurisdiction. The parties hereto agree to negotiate in good faith to replace any illegal, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that, to the extent possible, will preserve the economic bargain of this Agreement, or otherwise to amend this Agreement, including the provision relating to choice of law, to achieve such result.





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                             ARTICLE 16.  WAIVER

     No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

16.1 PARTIAL INVALIDITY. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

16.2 LAW GOVERNING AGREEMENT. This agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree to submit to the jurisdiction and venue of the Orange County Superior Court.

16.3 SUMS DUE DECEASED EMPLOYEE. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's spouse, if any, or if employee is not married, then to his heirs.

                             ARTICLE 17.  APPROVAL OF THE BOARD OF
                                DIRECTORS

     The Board of Directors has approved the terms of this Agreement and shall execute an appropriate resolution which shall be certified by the Secretary thereof.





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                             ARTICLE 18. COUNTERPARTS; EXECUTION BY
                                 FACSIMILE

     This Agreement and/or any amendments to this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement is effective when each party has received an executed version transmitted to such party via facsimile by the other party.

     Executed on March 1, 2000, at Newport Beach, California.


EMPLOYER                                         EMPLOYEE

NURESCELL INC., a Nevada Corporation

                                                 _______________________________
                                                 WILLIAM WILSON


By:______________________________
   Adrian Joseph, Chief Executive
                        Officer